Exhibit 1: Consolidated Income Statement
(First Quarter)

	Ch$ millions			US$ millions (1)
	1Q02	1Q03	% Change	1Q02	1Q03	% Change

Revenues	65.753	61.983	-5,7%	100,4	86,3	-14,1%
COGS	(57.659)	(54.202)	-6,0%	(88,1)	(75,4)	-14,3%
Gross Income	8.094	7.781	-3,9%	12,4	10,8	-12,4%
Gross Margin	12,3%	12,6%	2,0%	12,3%	12,6%	2,0%
SG&A	(5.880)	(5.618)	-4,5%	(9,0)	(7,8)	-12,9%
% sales	8,9%	9,1%		8,9%	9,1%
Operating Income	2.214	2.162	-2,3%	3,4	3,0	-11,0%
Operating Margin	3,4%	3,5%		3,4%	3,5%
Financial Income	292	338	15,7%	0,4	0,5	5,5%
Equity in Earning (Losses) of Related Companies	79	1	-98,5%	0,1	0,0	-98,6%
Other non-Operating Income	32	54	70,8%	0,0	0,1	55,6%
Financial Expenses	(4.574)	(4.080)	-10,8%	(7,0)	(5,7)	-18,7%
Positive Goodwill Amortization	(567)	(581)	2,4%	(0,9)	(0,8)	-6,7%
Other non-Operating Expenses	(3.132)	(919)	-70,7%	(4,8)	(1,3)	-73,3%
Price-level Restatement	(5.617)	(1.763)	-68,6%	(8,6)	(2,5)	-71,4%
Non-Operating Results	-13.489	-6.949	-48,5%	(20,6)	(9,7)	-53,1%
Income (Loss) Before Income Taxes	(11.275)	(4.787)	-57,5%	(17,2)	(6,7)	-61,3%
Income Tax	(322)	(316)	-1,8%	(0,5)	(0,4)	-10,5%
Extraordinary Items	-	-	N/A	0,0	0,0	N/A
Minority Interest	984	40	-95,9%	1,5	0,1	-96,3%
Negative Goodwill Amortization	5	1	-75,8%	0,0	0,0	-78,0%
Net Income (Loss)	-10.607	-5.061	-52,3%	(16,2)	(7,0)	-56,5%

1 Exchange rate on March 2003 US$1.00 = 718.61
Exchange rate on March 2002 US$1.00 = 654.79